Exhibit 99.1

NYSE Euronext Announces 2011 Annual Meeting Shareholder Vote Results and Names

Dominique Cerutti to its Board of Directors

New York, May 2, 2011 – At the Company’s annual stockholders’ meeting held on April 28, 2011, NYSE Euronext (NYX) shareholders:

•	Elected the full slate of 16 director nominees to the Company’s Board of Directors, with an average approval rate of 80% of votes cast,

•	Ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011,

•	Did not approve a Company proposal to adopt a simple majority vote requirement to amend or repeal certain provisions in the Company’s charter,

•	Approved on an advisory, non-binding basis, the Company’s executive compensation,

•	Approved on an advisory, non-binding basis, a frequency of every one year for holding the non-binding, advisory vote on executive compensation,

•	Approved a stockholder proposal regarding the power of stockholders to call special meetings, and

•	Approved a stockholder proposal regarding stockholder action by written consent.

To be approved, the proposal to adopt a simple majority vote requirement to amend or repeal certain provisions in the Company’s charter required the affirmative vote of at least 80% of the shares of our outstanding stock entitled to be voted at the meeting. The proposal received the support of 94.66% of the shares of our outstanding stock actually voted but only 75.45% the shares of our outstanding stock entitled to be voted, and therefore the proposal was not approved.

Among the 16 elected directors is Dominique Cerutti, the Company’s president and deputy chief executive officer and head of Global Technology, who is a newly elected member of the Board. Mr. Cerutti has considerable experience in leading the business operations of a global technology company, where he served in several senior leadership roles. Prior to joining NYSE Euronext, Mr. Cerutti served as general manager of IBM Southwest Europe from 2005 until 2009. For more details click here: http://www.nyse.com/corpgovernance/1261133696939.html

The Company’s Inspector of Elections, MacKenzie Partners, Inc., informed the Company of the following shareholder vote results:

•	The shareholders elected the following persons to the Board of Directors:

Director	For	Against	Abstain
Jan-Michiel Hessels (Chairman)	133,851,068	28,845,125	706,663
Marshall N. Carter (Deputy Chairman)	135,322,647	27,441,975	638,234
Duncan L. Niederauer (Chief Executive Officer)	134,981,604	27,783,480	637,772
Dominique Cerutti (President & Deputy Chief Executive Officer)	135,452,710	27,234,068	716,078
André Bergen	134,728,875	27,895,192	778,789
Ellyn L. Brown	134,821,425	27,872,308	709,123
Patricia M. Cloherty	134,730,990	27,934,712	737,154
Sir George Cox	134,668,398	28,016,805	717,653
Sylvain Hefes	134,832,508	27,856,717	713,631
Duncan M. McFarland	131,308,762	31,382,834	711,260
James J. McNulty	123,603,472	39,083,243	716,141
Ricardo Salgado	131,064,187	31,617,031	721,638
Robert G. Scott	134,913,723	27,766,088	723,045
Jackson P. Tai	135,090,669	27,573,253	738,934
Rijnhard van Tets	134,593,133	28,088,299	721,424
Sir Brian Williamson	130,923,333	31,766,376	713,147

•	The following table lists the vote results for the remaining proposals, other than the proposal to determine the frequency of the advisory vote on executive compensation:

Proposal	For	Against	Abstain
Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011	202,018,332	4,963,590	1,217,298
Company proposal to adopt a simple majority vote requirement to amend or repeal certain provisions in the Company’s charter.	197,088,940	10,309,853	800,427
Non-binding advisory vote on a Company proposal to approve executive compensation	135,777,181	26,248,587	1,377,088
Stockholder proposal regarding the power of stockholders to call special meetings	119,834,600	42,955,869	612,387
Stockholder proposal regarding stockholder action by written consent	129,280,999	33,137,009	984,848

•	The following table lists the vote results of the non-binding, advisory vote on a Company proposal to determine the frequency of the advisory vote on executive compensation:

Every 1 year	Every 2 years	Every 3 years	Abstain
126,809,533	2,015,090	22,411,816	2,688,242

About NYSE Euronext

NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets – the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca – represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the Fortune 500. For more information, please visit: http://www.nyx.com.